Exhibit 99.2

Power Integrations, Inc.

Second Quarter 2005 Financial Results

July 21, 2005

Operator: Good afternoon, and welcome to the Second Quarter 2005 Earnings Conference Call for Power Integrations. Today’s call is being recorded.

At this time, I would like to turn the conference call over to Mr. Joe Shiffler. Mr. Shiffler, please go ahead.

Joe Shiffler: Thank you, and good afternoon. I’m Joe Shiffler, Director of IR and Corporate Communications for Power Integrations. Thanks for joining us to discuss our second quarter results, which are outlined in a press release that we issued earlier this afternoon. The release has been e-mailed directly to those of you on our distribution list and is also available on the investor Info section of our website, www.powerint.com.

With me on the call today are Balu Balakrishnan, President and CEO of Power Integrations, and John Cobb, our Chief Financial Officer. Balu and John each have a set of prepared remarks, after which we’ll take your questions.

Before we begin, I’d like to caution you that our discussions today, including the Q & A session, will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as “will,” “would,” “believe,” “should,” “expect,” “outlook,” “estimate,” “anticipate” and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that is by its nature dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC.

With that, I’ll turn the call over to Balu.

Balu Balakrishnan: Thanks, Joe, and good afternoon everyone. Our second quarter results were very solid, with revenues and earnings right in line with our expectations. Gross margin was nearly three points higher than a year ago, at the high end of our expected range, despite a very tough pricing environment. We also achieved a 10 percent reduction in inventories, significantly increased cash flow from operations and completed our $40 million share repurchase. Most importantly, we had our strongest quarter ever in terms of design wins, including significant wins with LinkSwitch and DPA-Switch. Ongoing design activity remains strong, with a robust level of early-stage activity on external power supplies, which must meet California’s new energy efficiency standards by mid-2006.

Second quarter revenues were $35.3 million, up 3 percent sequentially. Consumer revenues were up 10 percent driven by set top boxes, digital cameras, LCD TVs, major appliances, personal care devices. Industrial revenues were also very healthy, up 15 percent sequentially. Consumer and industrial combined were 43 percent of our revenue, an all-time high. These markets are attractive because they are so diverse in terms of applications and customers. As part of our diversification strategy, we have made a deliberate effort to increase our exposure to these markets, and I’m pleased with the excellent progress we are making.

Communications revenues, which are primarily from cell phone chargers, were up 1percent sequentially. The computer segment was the one source of weakness in the quarter, declining about 10 percent. PC standby, the largest computer application for us, was fairly strong, but we saw some weakness in PDAs, servers, and LCD monitors.

As I mentioned at the outset, we had a record quarter in terms of design wins with strength across all markets and all product lines, and we once again widened the range of applications that we address. Design wins with TopSwitch-GX included a UPS power supply for APC, a rear projection TV for Sharp, a home security system, and believe it or not, an electronic bidet. TinySwitch–II had a tremendous number of design wins during the quarter in applications as diverse as air conditioners, rice cookers, emergency exit lighting and MP3 players, as well as PC standby designs for Dell, IBM, HP and Gateway and a server standby design for Quanta. We also won a number of cell phone designs with TinySwitch, including designs for Motorola, Kyocera, LG and several others.

Also in the cell phone market, we won a high-volume design for a Motorola charger using LinkSwitch, our low-power product designed to replace linear transformers. This is our largest LinkSwitch design win to date and the highlight of a very strong quarter for LinkSwitch. Other LinkSwitch designs included a cordless phone adapter for Sagem, several linear lighting applications, industrial controls and a number of consumer appliances. Progress with LinkSwitch has been slower than we originally expected, as the product was perhaps a little bit ahead of its time. Now, however, the pace of linear replacement appears to be accelerating driven by the new energy efficiency standards. As evidence of this trend, we now have plenty of design activity going on with LinkSwitch, and we have seen LinkSwitch increase significantly as a percentage of our bookings in recent weeks. We expect LinkSwitch to continue gaining traction as vendors of external adapters work towards meeting the energy efficiency regulations scheduled to take effect in California next July and Australia next April.

Since our last conference call, Washington State and Arizona have adopted standards identical to California’s, effective in 2007 and 2008 respectively. These standards, as well as the voluntary standards implemented by Energy Star, the European Union and China, effectively rule out the use of linear transformers in external power supplies.

Based on discussions with OEMs and power supply manufacturers, it’s clear that the new standards are having a major impact, extending well beyond the state of California. Because external adapters are used with so many products, the new regulations affect a wide range of applications and a huge number of manufacturers all over the world. With the effective date of the CEC regulations almost a year away, we are still in the early stages of the transition; however, we are very encouraged by the feedback we are hearing from customers, and we even have our first two design wins that can be directly attributed to the CEC regulations. The cordless phone design that I mentioned earlier, as well as a vacuum cleaner design, were both direct results of the CEC mandate according to our customers. A number of other linear replacements appear to have been influenced by the energy standards as well, including a high-volume design for V-tech cordless phones, so the early indicators are very encouraging.

Returning to the design wins for the second quarter; we had our best quarter so far in the DC- DC market, including our largest design win to date with DPA-Switch. On our last conference call, we announced a design win for IP phones at Nortel. In the second quarter, we won a design in Cisco’s highest volume IP phone model. We have additional IP phone designs underway at other OEMs, as well as design activity on other Ethernet powered devices such as security cameras and wireless access points. The accelerating adoption of Power-over-Ethernet, or PoE, is a very encouraging trend. PoE has essentially become a required feature in network equipment, and the desire of enterprises to deploy PoE is now a key factor driving shipments of new Ethernet ports. As a result, the number of PoE enabled ports is set to explode over the next several years. This sets the stage for strong growth in Ethernet powered client devices, which should create a lot of opportunities for us. In addition, the DPA-Switch family has a sufficient power range to serve the emerging PoE-plus standard, which is expected to address high-power devices such as notebook computers and peripherals.

Earlier this week we announced that DPA-Switch is now available in a new low-profile package called the S-PAK, which reduces the board footprint of DPA-Switch by 40 percent and its height by 55 percent compared to the standard TO-263 package. The new package should further add to the attractiveness of our solution for PoE and other DC-to-DC applications.

Returning to the second quarter results, a key highlight was our gross margin, which was 48.9 percent, up nearly three points year over year and at the high end of our guidance. Over the past several quarters, our margin has improved steadily, a significant achievement considering the intense pricing pressure that we have seen over the past several quarters. Pricing for discrete components and competing integrated parts remains extremely competitive and shows little sign of improving. In fact, high-volume prices for some commodity components such as resistors have fallen so much over the past few years that the cost of placing the component on a circuit board often exceeds the cost of the component itself. In spite of this challenging environment, we have improved our gross margin by working on both the price and cost sides of the equation. As a sole source supplier, we don’t typically raise our prices; however, the increasing level of integration in each new generation of our products, combined with our circuit design expertise, enables us to reduce our customers’ system costs without sacrificing our margins.

On the cost side, we continue to reduce both our test costs and our silicon costs. We have reduced silicon costs through both process improvements and price reductions from our foundries, which demonstrates the unique characteristics of our fabless model. Unlike most fabless companies, we have a proprietary production process supported by strong intellectual property and we continue to evolve the process to reduce costs. However, our process does not depend on leading-edge geometries, which means that it can be installed in fully depreciated fabs with declining cost curves and ample capacity. We have sufficient cost reductions still ahead of us so we are optimistic that we will at least maintain our gross margin for the foreseeable future, in spite of continued aggressive pricing by our competition.

Thanks to our strong gross margin, earnings for the second quarter came in at the high end of our expectations at $0.16 per share. Operating expenses were in line with our guidance, up 4 percent sequentially due mainly to patent litigation expenses, which will continue to be a significant expense driver for the next several quarters. We are now expecting litigation costs to be higher in 2005 than our previous estimate, largely because we decided to take our case against System General to the International Trade Commission rather than wait for a jury trial. This decision should bring a quicker resolution to the case, but it will pull some spending forward into this year. John will go through those numbers in more detail in a moment.

While the costs of our patent litigation are unfortunately very high, we believe our cases against Fairchild and System General will have a positive return for our business over the long term. Our IP is extremely important to us, and we believe these two companies have done real damage to our business by violating it. In our case against System General, we received two pieces of good news this quarter. First, the judge in our lawsuit denied a claim by SG that the California court does not have jurisdiction in the case. Also in June, ITC decided to accept our case and go ahead with an investigation. We expect to have a decision from ITC by early 2006, and if they find in our favor, products containing SG parts will be excluded from the US.

Our suit against Fairchild in Delaware court is currently in the discovery phase and the trial should take place in mid-2006. We are seeking both damages and an injunction against Fairchild’s infringing parts. As we have said repeatedly in the past, we believe that we have a very strong case in both of these legal actions and we fully expect to win.

Looking ahead, we remain highly optimistic about the near-term and longer-term futures of our business. Forecasting of our near-term performance remains as difficult as ever due to the high turns nature of our business, but based on recent design wins and input from the field, we expect strong revenue growth in the second half of the year. Looking beyond 2005 we are very excited about the opportunities in front of us. The new regulations on external power supplies are forcing a conversion away from linear adapters, and early signs are very encouraging. We have developed a range of products specifically to address linear replacement and devoted substantial sales and engineering resources to this opportunity.

Beyond external adapters, the energy-efficiency movement continues to gain steam. Over time, we expect an increasing number of products to be subject to tighter energy regulations, including set top boxes, TVs and printers, and we believe that all of these represent growth opportunities for us. To help ensure that we capture these opportunities, we are increasing the size of our sales and field engineering staff, and we have a robust product roadmap ahead of us. We will introduce a range of new products over the next several quarters that will expand our addressable markets and improve our competitiveness in the markets that we address today. Our R & D efforts have always been our most important growth engine, and that will continue to be the case going forward.

With that, I’ll turn it over to John for a more in-depth review of the financials. John:

John Cobb: Thanks Balu, and good afternoon. Our second quarter financial results were right on target, and as Balu indicated, we believe the second half of 2005 is shaping up very nicely. Our second quarter net revenues were $35.3 million, up 3 percent sequentially and down 2 percent from the record quarter of a year ago. Our reported revenues included an adjustment to our reserve for sales returns, which had the effect of increasing net revenues by about $900,000.

Looking at some of the revenue detail, turns orders were 76 percent of revenues for the quarter, the highest percentage in our history. Distributors accounted for 61 percent of revenue in the quarter, including Memec and Synnex at 20 percent and 18 percent respectively. As a reminder, we recognize all of our distributor revenues on sell-through.

Revenue mix by end market in the second quarter was 33 percent consumer, 30 percent communications, 21 percent computer, 10 percent industrial and 6 percent other. Gross margin was 48.9 percent, up from 48.3 percent in the prior quarter and up nearly three points from a year ago, despite the ongoing pricing pressure that Balu described.

Operating expenses for the quarter were $11.3 million, up 4 percent from the prior quarter and 12 percent from a year ago. Patent-litigation expenses were the primary driver of both the sequential and year-over-year increases, totaling just over $800,000 in the second quarter or about $0.02 per share. Note that we are now breaking out patent litigation expenses as a separate item on the financial statements attached to our press release, whereas previously these expenses were included in the G&A line. As Balu noted, our decision to initiate an ITC action against System General will pull a significant portion of our expenses on that case forward into 2005. We are now expecting patent litigation expenses to total approximately $5 million for the full year, with $1.3 million spent as of the end of June. We expect to spend approximately $1.5 million in the third quarter and in excess of $2 million in the fourth quarter. This represents a substantial increase over our original expectations for legal expenses in 2005; however, the majority of the increase is simply a matter of timing, as expenses are being pulled forward into this year due to the more compressed schedule of the ITC process as compared to the California courts.

Returning to the income statement, income from operations in the second quarter was $6 million, giving us an operating margin of 16.9 percent, a slight increase from the prior quarter driven by the improvement in gross margin. Other income was $725,000, a slight increase from the first quarter, due to higher interest income. Our effective tax rate was 24.4 percent, a bit below the 26 percent that we expected due to a higher percentage of profits from lower-tax jurisdictions.

Net income was $5 million or $0.16 per share, including a one-cent benefit from the adjustment to our returns reserve. Weighted average diluted shares for the second quarter were 30.9 million. We repurchased 373,000 shares during the quarter, using just over $8 million in cash and concluding our $40 million repurchase program. Since the start of the program last October, we repurchased a total of 2 million shares or about 6 percent of the shares outstanding. Our average price on the repurchased shares was $19.67.

Turning to the balance sheet, we ended the quarter with $124.2 million in cash and investments, up slightly from the prior quarter despite the repurchase activity. Cash flow from operations was $8.6 million, up 30 percent from the first quarter. The strong cash flow was due partly to a substantial reduction in inventory, which declined 10 percent from the prior quarter to $24 million. Inventory turns improved to 3.0 from 2.7 in the prior quarter. We expect inventory turns to increase slightly as we go through the balance of this year. Accounts receivable increased $1.7 million to $11.9 million. DSO rose to 30 days, closer to normal than the 27 days reported a quarter ago.

Moving to the outlook, as Balu noted, our visibility remains extremely limited and we expect the turns component of our revenues to remain at record levels for the foreseeable future. This is partly a function of the current demand environment, in which power supply manufacturers appear to be managing their inventories very tightly and ordering in a hand-and-mouth fashion; however, the high turns percentage in our business is also largely a function of our success in delivering parts to customers on a just-in-time basis and our deliberate efforts to keep our channel inventories as low as possible. For the third quarter, we expect turns to be slightly higher than the 76 percent that we saw in the second quarter.

We expect sequential revenue growth in the range of 4 to 10 percent, which equates to 7 to 13 percent excluding the adjustment that benefited second quarter revenues. We expect gross margin in the third quarter to be approximately 49 percent, about the same as the second quarter.

Operating expenses are expected to increase between 7 and 9 percent sequentially driven primarily once again by patent litigation expenses, which as I mentioned earlier will total approximately $1.5 million for the quarter or around $0.04 per share. We expect our tax rate to be approximately 24 percent for the remainder of the year. We expect earnings per share in the range of $0.15 to $0.18 in the third quarter.

Now I’ll turn it back to Joe. Joe:

Joe Shiffler: Thanks John. Before we open the line for questions, I’ll do a quick rundown of our third quarter conference calendar. We’ll be presenting at the Adams Harkness Summer Seminar in Boston on August 2nd, the RBC Capital Markets Technology conference in San Francisco on August 4th, and the Smith Barney Technology conference in New York on September 7th. And now, operator, would you please open the line for questions.

Operator: Ladies and gentlemen, if you would like to ask a question, please press star, one, on your telephone keypad. The confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speakerphones, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from Mr. Ross Seymore of Deutsche Bank. Mr. Seymore, please state your question.

Tom Lee: Yes, hi everybody, this is Tom for Ross. Nice quarter; question for you regarding your outlook. Basically, your seasonality is about 10 percent. I’m wondering if you can help reconcile how much of that is CEC related versus regular seasonality.

Balu Balakrishnan: At the moment, very little of that is related to CEC. The CEC design wins are just starting.

Tom Ross: OK. Then, do you anticipate that really being a larger contributor going into the fourth quarter, or when will we expect to see that benefit?

Balu Balakrishnan: It will be a very gradual increase. I think the most significant increase – the most significant benefit in the second half of the next year. There are very few people who will actually do the design this early in the game.

Tom Lee: OK. I see. And, then, in terms of your gross margin pick-up, how much of that was attributable to the strengthening dollar versus the Yen?

John Cobb: None of it during this quarter. The strengthening of the dollar versus the Yen could have a mild impact beginning in the fourth quarter but it had no impact on the second quarter.

Tom Lee: OK, great, and, then, my last question. If you could provide a breakdown in terms of consumer, how much was the DVD and set top, and within communications, how much was handsets?

John Cobb: In terms of percentage of revenue?

Tom Lee: Yes.

John Cobb: The handset revenue during the quarter was about 25 percent of the total revenue, and your question on DVD, what percent of the revenue?

Tom Lee: Correct, yeah.

John Cobb: It was about 3 percent of our revenue and the other application, I’m sorry, was?

Tom Lee: Set top box.

John Cobb: Set top boxes were about 6 percent of our revenue.

Tom: OK, great. Thank you.

John Cobb: You’re welcome.

Operator: Thank you. Our next question comes from Mr. Tore Svanberg of Piper Jaffray. You may state your question.

Jeremy Kwan: Hi, good afternoon. This is actually Jeremy calling for Tore. I guess the first question on the CEC, can you talk a little bit more about what are the main applications that you’re seeing that’s driving this. I know it’s a little bit early right now, but in terms of the design activity.

Balu Balakrishnan: Well, it’s really a very wide range of applications, you know. We tend to focus on cell phones and cordless phones because they are the most concentrated applications for replacement, but if you look at our, you know, design activity, it spans over a large number of consumer applications and also industrial applications including tools and, you know, really a very, very diverse set of applications. The easiest way to understand that is if you just walk around your house and see how many linear transformers are hanging off your wall and look at all the different applications they power, that will give you some idea of the diverse nature of this standard.

Jeremy Kwan: Great. And maybe in terms of the competitive landscape with respect to even the CEC standard, has that changed at all and maybe can you still quantify what type of lead you have over some of your competitors.

Balu Balakrishnan: Well, it certainly takes a linear transformer out of the competition, if you will. It gives us an advantage over RCC or what you call the discrete solutions, not that you can’t design with discrete solution; it just makes it harder to meet the standards with the discrete solutions. We had one instance where a discrete solution could not meet the CEC and so our solution was chosen over the discrete solution. And other than that, really the big benefit is the integrated solution is quite a bit more efficient than a discrete solution. It’s an overall cost advantage.

Jeremy Kwan: You guys are still the only integrated provider at this point or that can meet the CEC?

Balu Balakrishnan: No, but we have the most comprehensive product family to replace linears. The linears have certain types of output characteristics and we have products that cover every kind of linear and to be able to replace them cost effectively.

Jeremy Kwan: Right. And the LCD monitors segment, can you talk about how much it internally comprises as a percent of sales?

John Cobb: That’s about 4 percent of our revenue.

Jeremy Kwan: OK. And the decline here is it related to maybe an inventory adjustment that is temporary in the channel or is it relating to, I guess, the patent litigation that is ongoing right now?

John Cobb: Well, the decline in revenue, and frankly that’s difficult to know. We’re not aware that we’ve lost any share. As we say with every application, our shipments to power supply makers aren’t always going to align with what’s going on in the end market. So it’s often difficult to know exactly what the reason is.

Jeremy Kwan: And I guess just one final question. It looks like you guys have started to make some good progress in the cordless phone market. Can you talk about maybe your penetration in terms of design activity, right now what you think that is, and also if this does anything to your seasonality?

Balu Balakrishnan: Well, we have two significant design wins to date. One is the V-tech one we mentioned earlier. That’s a very high volume design. That actually started even before CEC. It was initiated in response to the Energy Star program, but I’m sure the imminent coming of the CEC standard had some impact on the decision to change from linear. The second one is Sagem cordless phone, which is a smaller; it’s more of a medium volume design. We are obviously working with all of the cordless phone manufacturers, and we will keep you updated.

John Cobb: At this point it’s less than a percent of our revenue, so we’re just starting to penetrate that market.

Jeremy Kwan: OK. And maybe in terms of the overall cordless phone market, is it maybe like 5 percent penetration or less than that even, in terms of the design volume this represents?

Balu Balakrishnan: I haven’t really calculated that. The entire market is about 100 million units a year and, you know, we would consider more than 100,000 units a month or more than a million units a year as high volume. But in any case, it’s less than 5 percent market penetration.

Jeremy Kwan: Great. Thank you very much.

Balu Balakrishnan: You’re welcome.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Sean Conner of Waterstone. Mr. Conner, please state your question.

Sean Conner: Congratulations on a good quarter. I was wondering if you could talk maybe a little bit about the cost of materials. Are you seeing any price increases being pushed on you from your fab partners?

Balu Balakrishnan: Not from our fab partners. Certainly, in terms of our packaging people, there have been some noises made when the copper went up significantly, but as far as I know, there is no change to date.

Sean Conner: Thank you very much.

Balu Balakrishnan: You’re welcome.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Steve Smigie of Raymond James. Mr. Smigie, please state your question.

Steve Smigie: Great, thank you. I was wondering if you could talk a little bit about your growth guidance for Q3. I see that last year, the two previous years you’d seen something like 16 percent sequential growth. Would you say you’re just being conservative at this point, in terms of your guidance?

Balu Balakrishnan: Well, first of all, I don’t know what is normal anymore because last year was quite abnormal. We, you know, with the turns business we have it’s really very hard for us to forecast. We do the best we can from the sales forecasts we have, the beginning backlog. Beginning backlog is becoming almost inconsequential with the type of turns business we have. So – and also it depends on each year. Like, each year is different in terms of the overall market growth and so on, and so what we’ve given you is the best estimate.

John Cobb: And just to reiterate, our guidance was 4 to 10 percent up, but as I mentioned we had an adjustment in our Q2 revenue, so if you exclude that adjustment then the guidance on a more normalized basis is 7 to 13 percent.

Steve Smigie: Right, that’s fair. OK. And if you could talk a little bit about some of the DPA wins. I know you’ve said some already. Did you mention that you did get some wins or just anticipate wins on notebook adapters?

Balu Balakrishnan: No. All I was saying was there is an energy standard called PoE-Plus which increases the power available on Ethernet ports to significantly higher power levels than the current PoE standard. The current PoE standard can deliver about 12 watts, but there are – there’s a lot of activity going on to see how high a power you can deliver on it, and depending on the power level, you can run a lot more devices off of Ethernet and all of those things will, you know, provide opportunities for the DPA-Switch. I don’t know how it’s going to turn out, but all I’m saying is that the higher the power, more devices will be powered off of Ethernet and more opportunities we’ll have for DPA-Switch.

Steve Smigie: But could you also have opportunities on the notebook adapters, as well you mentioned?

Balu Balakrishnan: No, no, not at all. All I was saying was, if the power is high enough it could actually – it could actually power the notebook. We don’t know how high it’s going to be.

Steve Smigie: OK. Fair enough. And my last question is just in regards to ASP and what that was in the quarter.

John Cobb: $0.45, same as last quarter.

Steve Smigie: Great. Thank you.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Andrew Huang from American Technologies Research. Mr. Huang, please state your question.

Andrew Huang: Good afternoon guys.

John Cobb: Hi, Andrew.

Andrew Huang: The first question is can you give us an update on where you stand with Nokia, in terms of cell phone charger customers?

Balu Balakrishnan: There is nothing to report at this time. We work with all of the cell phone manufacturers who are currently using linear transformers to convert them because most of them will have to convert, at least for California, so we’re engaged with all of them, and we will report as things go along.

Andrew Huang: OK. So I assume that means that you are at least working with Nokia to try to get in the door?

Balu Balakrishnan: We’re certainly working with all of the major cell phone guys, and I assume you consider Nokia as a major cell phone OEM.

Andrew Huang: Right. The next question is, I guess, can you give us a sense of what percent of the wafers that you test are done in-house versus on outsource?

John Cobb: Right now about 30 percent of – well, you mean wafers or the finished IC?

Andrew Huang: I’m sorry. I guess I meant the finished IC.

John Cobb: Yeah, OK. So 30 percent are currently done offshore and 70 percent is done here, and we expect in the next year to more than double the percent that’s offshore.

Andrew Huang: Is there any way you can kind of put those numbers into perspective in terms of how it impacts your cost of sales?

John Cobb: Well, I think in total if you look at our cost structure, about 30 percent, 25 to 30 percent of our cost relates to the overhead and the testing function. The remaining 70 percent of the cost structure is the package costs and wafer costs. From when we did all of our testing here and then taking the majority of it offshore, we expected to reduce our cost of that testing element about 50 percent, and as I said, you know, we’re about halfway, maybe a little less than halfway in that transition. So you can probably do the math from there.

Andrew Huang: OK. Next question, can you comment on the inventory levels of your components at your power supply manufacturers? Like, give us any sense how the inventory levels are?

Balu Balakrishnan: I can’t quantify it, but all I can say is they only order parts when they need them because we’ve done such a good job of delivering products, you know, on order, that, you know, they take full advantage of that. So we know that our customer inventories are very, very lean, and we also know that our distributors’ inventories are very normal – about four weeks right now?

John Cobb: Actually, less than four weeks.

Andrew Huang: OK. But the one unknown is you don’t know how much charger inventory is at the cell phone manufacturer?

Balu Balakrishnan: That’s right. That we don’t know.

Andrew Huang: OK. You said the distribution inventory was less than three weeks right now?

John Cobb: Less than four weeks.

Andrew Huang: Less than four weeks.

John Cobb: 3.7 to be exact.

Andrew Huang: OK, great. And, you know, you mentioned two design wins with V-tech and Sagem. Can you say which power supply manufacturers those are for, respectively, and are they sole source?

Balu Balakrishnan: I would prefer not to name the power supply vendor but the V-tech is actually two separate vendors shipping into V-tech.

Andrew Huang: OK.

Balu Balakrishnan: And that design win actually occurred earlier, but we just came to know that it was for V-tech, because many times our vendors don’t tell us where it ends up, and recently we found out that it was a linear replacement for V-tech, but that design win actually occurred in fourth quarter of last year. The second one is Sagem, and I don’t know exactly who is actually building for Sagem, and again, I’m not sure that we want to disclose the vendors.

Andrew Huang: And do you know whether or not you’re sole source for those power supplies or for those chargers, or I’m sorry, power supplies?

Balu Balakrishnan: I don’t know that for sure. V-tech based on the volumes I would think, you know, we – we – I mean, this is really a speculation on my part based on the volumes, that, you know, at least in that particular design, we are probably sole source.

Andrew Huang: When you say, I guess, the V-tech has got extremely high volume, would you characterize that as being, like, over a million units per year or what kind of magnitude are we talking about there?

Balu Balakrishnan: It’s definitely more than that. I mean we – as I said, 100,000 pieces a month or more we consider as high volume.

Andrew Huang: OK. OK, thank you. One last question, I’m sorry. In terms of the, kind of, additional sales in terms of the reserves, was there a cost of those sales included in your…

John Cobb: Yes. The adjustment, as I mentioned, increased our revenue 900,000 and obviously increased our gross margin dollars, but it had no impact on our gross margin percentage.

Andrew Huang: OK. So the cost was included, then?

John Cobb: Yes. So basically, the gross margin on that adjustment was 48.9 percent, so it had no impact on our overall margin percentage.

Andrew Huang: Thank you.

Balu Balakrishnan: You’re welcome.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Ray Rund from Shaker Investments. Mr. Rund, please state your question.

Ray Rund: Thank you, just a little housekeeping question. What percentage or what was the amount of you revenue that came from license and royalties during the quarter?

John Cobb: $400,000.

Ray Rund: 400, thank you.

John Cobb: You’re welcome.

Operator: Thank you. Our next question comes from Mr. Vernon Essi of Janney Montgomery Scott. Mr. Essi, please state your question.

Vernon Essi: Thank you. I just want to switch gears here, and I missed some of your prepared comments. I’m wondering if you could elaborate a little bit on this recent announcement in the DC-DC space. What are your plans sort of beyond the PoE market and if you could kind of expand upon that?

Balu Balakrishnan: Currently the PoE is our largest principal market for that product and the recent announcement was a very low-profile package, which makes our DPA product line very attractive to PoE applications and also other DC-DC applications. But it’s really more of a package option that we had a request from customers. But I don’t know whether you heard our design win announcement with the highest volume model at Cisco.

Vernon Essi: But are there other, I guess, backing up a bit. Is this going to be, sort of, a different – I mean, how do I say this? Are you going to spend a proportionate amount of R & D on this effort to expand your offerings in DC-DC beyond this category or this customer category, that is?

Balu Balakrishnan: Well, we have a number of designs that various OEMs, including Cisco, on other DC-DC applications, but in terms of volume, the PoE application, especially the Voice over IP application seems to be the largest volume opportunity, whereas the other DC-DC applications are very, very fragmented. Even though we have a large number of them, the volumes are relatively low.

Vernon Essi: I mean, I guess that’s what I was getting at. You don’t see yourselves going into, sort of, the big analog space in terms of tackling smaller runs with more part numbers?

Balu Balakrishnan: Well, our DPA-Switch is applicable to, you know, all of those applications. It’s just that the PoE is a large part of our SAM and it’s a very high growth market. So I think in terms of revenue from DPA-Switch, a large portion of it will be from PoE, although the DC-DC designs wins are doing really well. We have a large number of DC-DC design wins.

Vernon Essi: OK. Thank you.

Balu Balakrishnan: You’re welcome.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Shawn Slayton of SG Cowen. Mr. Slayton, please state your question.

Shawn Slayton: Hi, guys. How you doing?

John Cobb: Great.

Balu Balakrishnan: Very good, thanks.

Shawn Slayton: Things seem to be tracking nicely here. I do want to delve into your trepidation related to not giving guidance for the rest of the year. Your preamble mentioned that you expect, you know, strong revenue growth for the second half, yet we’re a little in the dark here as to your thoughts for Q4. I know we’re doing high turns here. This is a nice, you know, analog business model, there are lean inventories and we’re looking at seasonally strong end markets, so help me out here and maybe give us some of your thoughts on Q4. I’d appreciate it.

John Cobb: Sure.

Balu Balakrishnan: Let me tell you why I said what I said about the strong second half. It’s really based on the design wins we had in Q2. We had an all-time record on the level of design wins, which will translate into revenue over the next two to four quarters. It is hard to predict exactly how the ramp will occur over the next four quarters, and that’s why we are uncomfortable giving you guidance on Q4, although, as I said, generally when we have a design win, you know, the ramp up of the design win, the full volume can take roughly between two to four quarters depending on the application. If it’s an appliance, it can take up to four quarters. If it is a, you know, a cell phone design or something, it can be a lot faster.

Shawn Slayton: So I read that, Balu, as saying that, because these are new design wins, that Q4 if they don’t kick in is flattish, and if they do kick in there could be some meaningful upside. Am I putting words in your mouth here or no?

Balu Balakrishnan: Yes, you are.

Shawn Slayton: OK.

Balu Balakrishnan: So, yes; yes, you’re putting words into my mouth. I prefer not to say any more because we’re really not giving any guidance to Q4, but I think I’ve told you what I know.

Shawn Slayton: OK. I’ll move on for now. So John, in absolute dollars, 2006 legal expenses, and a lot of stuff got yanked into the second half of this year. I guess we go to trial with Fairchild in the middle of next year. So can you just ballpark, at least as it relates to SG and Fairchild, what legal expenses might be next year?

John Cobb: Yes, obviously, it’s too early to be precise and it depends upon how things progress. One thing that we look at and we’ve mentioned before, is in our Motorola suit that goes back about five years ago, we spent in total about $5 million. So in this case we have the SG, which is the lawsuit, and then now the ITC action and then the Fairchild suit. So we have two actions that are ongoing, and as I mentioned in the script, we think this year we’re going to spend about $5 million. So – and we also said the ITC action we expect to get a ruling early in the year, and then the Fairchild case we expect to go to court the middle of next year and, you know, that will last a while. So probably for most of next year, at least through Q3, you know, we should continue at a fairly higher rate of legal expenses.

Shawn Slayton: I’m a little confused. So does that mean, like, $5,000 on a pro rata basis – or excuse me, $5 million on a pro rata basis over four quarters maybe, you know, again, this is an approximate, but another $5 million next year?

John Cobb: First of all, it’s too difficult to tell at this time, but I think there is no reason at this point in time to think that spending would decline much until we get late in perhaps the fourth quarter when hopefully all the suits will be completed.

Shawn Slayton: OK.

John Cobb: And one thing, it will fluctuate each quarter because of the activity or lack of activity that occurs in each quarter.

Shawn Slayton: OK. I want to talk about Fairchild a little bit, too. I know there are certain things you can say and certain things you can’t say, but if you were to prevail against Fairchild, obviously, you guys are somewhat enthusiastic about your opportunities there. The injunction, give us some details about what that might mean. Does that mean they would have to vacate the market entirely for this power converter IC product set?

Balu Balakrishnan: The injunction will be against the infringing products, so basically they’ll be prevented from selling those infringing products.

Shawn Slayton: So help us understand how that works domestically and how that would impact things internationally for Fairchild?

Balu Balakrishnan: Well, domestically they just can’t ship. Internationally it can be a little bit more complicated, but the net effect is that, you know, they will not be able to ship that product to most of the customers. It’s very hard to say where those products end up.

Shawn Slayton: OK. Can you give us a little insight as to what you believe or, let’s say, how much revenue that Fairchild has caused you guys to forego in 2005?

Balu Balakrishnan: We can’t discuss that because that’s part of the legal – part of the litigation, so we’re not allowed to discuss those subjects.

Shawn Slayton: OK, fair enough. I’ll yield the floor, thanks.

Joe Shiffler: Next question, please.

Operator: Thank you. Our next question comes from Mr. Sumit Dhanda of Bank of America Securities. Mr. Dhanda, please state your question.

Jason Jones: Hi. This is Jason for Sumit. Can you comment a little bit on the booking linearity through the quarter?

John Cobb: The booking linearity through the quarter, in April it was strong and then it slowed a bit in May and then rebounded in June.

Jason Jones: OK. And as far as starting backlog, how does that compare this quarter versus last quarter?

John Cobb: It’s approximately the same level.

Jason Jones: OK. And, then, can you say anything about bookings thus far in Q3?

John Cobb: Bookings thus far in July, obviously we’re only 20 some days into it, have been fairly strong and consistent with the guidance that we’ve provided.

Jason Jones: OK. Thanks, that’s all I have.

Joe Shiffler: OK. Next question, please.

Operator: Thank you. Our next question comes from Mr. Andrew Huang of American Technologies Research. Mr. Huang, please state your question.

Andrew Huang: Thanks. Just as a follow-on to that booking trends question, can you – I know this is going to be hard, but in past years, do you guys typically see any kind of seasonal slow-down in September quarter in terms of bookings? Like, does it tend to slow in the month of August and then pick up again strongly in the month of September?

John Cobb: Generally – well, generally it’s difficult to state because in the last several years, bookings would tend to pick up beginning in the middle of August and going into September because of the seasonality with Christmas, and as Balu mentioned, the design wins, usually we see an increase in bookings towards the end – the middle to the end of August.

Andrew Huang: OK, great. And, then, I think you mentioned in your prepared remarks about an increase in sales and then FAEs. I was just wondering, could you give us an idea – I mean obviously you want to capitalize on the CEC thing as much as possible. So can you give us a sense in dollars, like, how much incrementally you expect to spend for those two line items?

John Cobb: Dollars is difficult. I think if you look at our sales head count at the end of last year and then what we would expect the end of this year, we could increase our sales force 25 to 35 percent, predominantly in Asia.

Andrew Huang: Do you happen to have those numbers handy, the head count, and sales force head count?

John Cobb: I don’t have those with me, but we can get those for you.

Andrew Huang: OK.

Balu Balakrishnan: But what that actually translates into marketing and sales expenses because as we grow we will take some of the customers direct and that will change the total costs. So if you notice in the last two or three years, our sales and marketing expenses have been relatively flat even though we have added – we have almost doubled our sales and FAEs over the last couple of years.

Andrew Huang: So where do those costs get included for sales and FAEs, then?

Balu Balakrishnan: It is included there, but I’m saying there are other changes we have done that have compensated for it.

Andrew Huang: Can you explain those changes?

Balu Balakrishnan: I have done this in the previous conference calls, like we reorganized the sales and the reps and so on in the US. We also took some key customers direct. This was done some time ago, like; Samsung and so on and that gave us net cost benefits that compensated for the people we added. I think somebody else brought up this question. You know, he said, “Well, you’re adding people, how come marketing and sales expenses haven’t changed?” And that’s because we’re doing it in a very controlled manner.

Andrew Huang: OK. Thank you very much.

Balu Balakrishnan: You’re welcome.

Joe Shiffler: Next question.

Operator: Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad.

Ladies and gentlemen, this concludes today’s question and answer session. At this time, I would like to turn the conference call back over to Mr. Shiffler. Mr. Shiffler, please go ahead.

Joe Shiffler: OK, thank you. That will conclude our call for this afternoon. A replay will be available shortly on the investor info section of our website which is www.powerint.com or a telephonic replay will be available for one week by dialing 877-660-6853 from within the US or 201-612-7415 from abroad. The replay account number is 3055 and the conference ID number is 159619. Thanks for listening and good afternoon.

Operator: Thank you, ladies and gentlemen. This concludes today’s teleconference. You may disconnect your lines at this time.